Exhibit 99.4

LOCK UP LETTER AGREEMENT

April 3, 2014

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

United States of America

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

United States of America

Ladies and Gentlemen:

The undersigned understands that Credit Suisse Securities (USA) LLC (“Credit Suisse”) and J.P. Morgan Securities LLC (“J.P. Morgan” and, together with Credit Suisse, the “Initial Purchasers”) propose to enter into a Purchase Agreement (the “Purchase Agreement”) with 51job, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), providing for the offering (the “Offering”) by the Company of US$150,000,000 principal amount of Convertible Senior Notes Due 2019 of the Company (the “Securities”). The Securities will be convertible into American Depositary Shares (the “ADSs”) issued pursuant to the Deposit Agreement, each of which represents, as of the date hereof, two common shares, par value of US$0.0001 per share, of the Company (the “Common Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

To induce the Initial Purchasers that may participate in the Offering to continue their efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of the Initial Purchasers, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final offering memorandum (the “Restricted Period”) relating to the Offering (the “Final Memorandum”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Shares or ADSs beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Shares or ADSs or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Shares or ADSs, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Shares or ADSs or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to Common Shares or ADSs or other securities acquired in open market transactions after the completion of the Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Shares or ADSs or other securities acquired in such open market transactions, (b) transfers of Common Shares or ADSs or any security convertible into Common Shares or ADSs as a bona fide gift, or (c) distributions of Common Shares or ADSs or any security convertible into Common Shares or ADSs to limited partners or stockholders of the undersigned; provided that in the case of any transfer or distribution pursuant to clause (b) or (c), (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of Common Shares or ADSs, shall be required or shall be voluntarily made during the Restricted Period, or (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Shares or ADSs, provided that (i) such plan does not provide for the transfer of Common Shares or ADSs during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Shares or ADSs may be made under such plan during the Restricted Period. In addition, the undersigned agrees that, without the prior written consent of the Initial Purchasers, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any Common Shares or ADSs or any security convertible into or exercisable or exchangeable for Common Shares or ADSs. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Common Shares or ADSs except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Initial Purchasers are relying upon this agreement in proceeding toward consummation of the Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to the Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchasers.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

[signature page follows]

Very truly yours,

/s/ Rick Yan Rick Yan	/s/ Kathleen Chien Kathleen Chien

/s/ David K. Chao David K. Chao	/s/ Tao Wang Tao Wang

/s/ Jones Haijun Yu Jones Haijun Yu	/s/ David Weimin Jin David Weimin Jin

/s/ James Jianzhang Liang James Jianzhang Liang	/s/ Kazumasa Watanabe Kazumasa Watanabe

/s/ Li-Lan Cheng Li-Lan Cheng

Recruit Holdings Co., Ltd. /s/ Kazumasa Watanabe Name: Kazumasa Watanabe Title: Corporate Executive Officer